EXHIBIT 23. 2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 15, 2007, relating to the consolidated financial statements of Si Automation S.A. as of September 30, 2006 and December 31, 2005 and for the nine months period ended September 30, 2006 and the year ended December 31, 2005, which report appears in the current report on Form 8-K/A of PDF Solutions, Inc. filed on January 16, 2007, and to the reference to our firm under the heading “Experts” in the Prospectus.
/s/ KPMG S.A.
Paris La Défense, France
June 22, 2007